CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 22, 2012, relating to the financial statements and financial highlights which appear in the August 31, 2012 Annual Report to Shareholders of Columbia Balanced Fund, Columbia Contrarian Core Fund, Columbia Emerging Markets Fund, Columbia Energy and Natural Resources Fund, Columbia Greater China Fund, Columbia Mid Cap Growth Fund, Columbia Small Cap Core Fund, Columbia Small Cap Growth Fund I, Columbia Technology Fund and Columbia Value and Restructuring Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

November 6, 2012